Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268198
PROSPECTUS SUPPLEMENT
To Prospectus dated December 9, 2022

Primary Offering of
Up to 1,275,000 Shares of Class A Common Stock
Issuable upon Exercise of Warrants

Secondary Offering of
Up to 1,275,000 Shares of Class A Common Stock
and
Up to 1,275,000 Warrants to Purchase Class A Common Stock

Mondee Holdings, Inc.
This prospectus supplement updates and supplements the information contained in the prospectus dated December 9, 2022 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (File No. 333-268198) with the information contained in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on June 30, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 1,275,000 shares of our Class A common stock, $0.0001 par value per share (the “Class A common stock”), upon exercise from time to time of 1,275,000 redeemable warrants to purchase Class A common stock at an exercise price of $11.50 (the “Preferred Financing Warrants”) by third parties that did not purchase the Preferred Financing Warrants from the Company in the private placement that closed on September 29, 2022.
The Prospectus and this prospectus supplement also relate to the resale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 1,275,000 shares of Class A common stock that may be issued upon the exercise of the Preferred Financing Warrants and (ii) up to 1,275,000 Preferred Financing Warrants. We will not receive any proceeds from the sale of shares of Class A common stock or Preferred Financing Warrants by the Selling Securityholders pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Preferred Financing Warrants.
You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.
Our Class A common stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “MOND”. On June 29, 2023, the closing price of our Class A common stock was $9.21.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 30, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 28, 2023

Mondee Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39943	88-3292448
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10800 Pecan Park Blvd Suite 315 Austin, Texas	78750
(Address of principal executive offices)	(Zip Code)
(650) 646-3320
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MOND	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 28, 2023, Mondee Holdings, Inc., a Delaware corporation (the “Company”) held its 2023 annual meeting of stockholders (the “Annual Meeting”) virtually. As of May 8, 2023, the record date for the Annual Meeting, there were a total of 83,992,565 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), issued, outstanding and entitled to vote at the Annual Meeting. At the opening of the Annual Meeting, there were present stockholders or proxy holders representing at least 49,646,042 shares of Common Stock entitled to vote there at, which represented 59.1% of the shares of Common Stock entitled to vote, and which constituted a quorum of the shares of Common Stock for the transaction of business, in accordance with Section 2.8 of the Company’s bylaws.

The following is a brief description of each matter voted upon at the Annual Meeting and a statement of the number of votes cast for, withheld from, or against each matter and the number of abstentions and broker non-votes with respect to each matter, as applicable.

Proposal 1. Election of Two Class I Directors

Votes regarding the election of the persons named below as Class I directors for a three-year term expiring at the annual meeting of stockholders in 2026 and until their respective successors have been duly elected and qualified or until their earlier resignation or removal, were as follows:

Name	For	Withheld	Broker Non-Votes
Asi Ginio	47,601,958	104	2,044,084
Noor Sweid	47,601,958	104	2,044,084

Based on the votes set forth above, each of the foregoing persons was duly elected to serve as a Class I director for a three-year term expiring at the annual meeting of stockholders in 2026 and until such director’s successor has been duly elected and qualified or until such director’s earlier resignation or removal.

Proposal 2. Ratification of the Appointment of KNAV, P.A. as the Company’s Independent Registered Public Accounting Firm

Votes regarding the ratification of the appointment by the audit committee of the board of directors of the Company of KNAV, P.A. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, were as follows:

For	Against	Abstain
49,646,042	100	4

Based on the votes set forth above, the appointment of KNAV P.A., as the independent registered public accounting firm of the Company to serve for the fiscal year ending December 31, 2023, was duly ratified by the Company’s stockholders.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDEE HOLDINGS, INC.

Dated: June 30, 2023

	By:	/s/ Prasad Gundumogula
Name: Prasad Gundumogula Title: Chief Executive Officer